Exhibit 99.1

The Hanover Reports Results:

Full Year Net Income of $3.59 per Diluted Share; Operating Income(1) of $4.27 per Diluted Share;

Fourth Quarter Net Loss of $0.32 per Diluted Share(2); Operating Loss of $0.46 per Diluted Share,

Reflecting Reserve Strengthening in Domestic Lines of $174.1 million Before Taxes and

Strong Underlying Performance of the Business

WORCESTER, Mass., February 2, 2017—The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $13.5 million, or $0.32 per diluted share, for the fourth quarter of 2016. This compared to net income of $77.6 million, or $1.76 per diluted share, in the prior-year quarter. Operating loss was $19.7 million, or $0.46 per diluted share, for the fourth quarter of 2016, inclusive of strengthening domestic prior-year loss and loss adjustment expense reserves of $174.1 million ($113.2 million after taxes), compared to operating income of $80.3 million, or $1.82 per diluted share, in the prior-year quarter.

Net income for the full year of 2016 was $155.1 million, or $3.59 per diluted share. This compared to net income of $331.5 million, or $7.40 per diluted share, in the full year of 2015. Operating income was $184.4 million, or $4.27 per diluted share, in 2016, compared to operating income of $280.0 million, or $6.25 per diluted share, in 2015.

“The fundamentals of our business are very strong, and we are pleased with the underlying results in the quarter and for the full year,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “The reserve review we conducted during the quarter confirmed that the reserve development was related to business issues we believe we have successfully addressed in the recent past and gave us even greater confidence in the composition of our existing business portfolio. Our underlying performance during the quarter and full year, including the underlying quality of growth, strong retention and underwriting and pricing discipline, reaffirms our confidence in the foundation on which we are building our company. We look forward to sharing our go-forward strategy at our Investor Day later this month, where we will discuss our plan to deliver superior value for our partners, customers and shareholders.”

“We have every reason to be optimistic about our current book of business and momentum,” said Jeffrey Farber, executive vice president and chief financial officer. “Excluding catastrophe losses, Commercial and Personal Lines reported full year current accident year combined ratios(3) of 92.5% and 88.8%, respectively, or 91.1% for domestic lines combined(4), an improvement of 1.7 points over 2015. Our overall results also reflected a modest level of catastrophe losses, and strong results at Chaucer. We were pleased with controlled topline growth, including strong momentum in Personal Lines, thoughtful balancing of pricing and retention in Commercial Lines, and our disciplined approach to navigating the soft market at Chaucer.”

(1) See information about this and other footnotes throughout this press release on the final pages of this document.

Fourth Quarter and Full Year Highlights

•	Strengthened domestic prior-year loss and loss adjustment expense reserves by $174.1 million before taxes in the fourth quarter

•	Combined ratio of 107.7% in the fourth quarter and 98.6% in the full year, including 1.4 and 2.7 points of catastrophe losses and 12.3 and 3.0 points of unfavorable prior-year development, respectively

•	Current accident year combined ratio, excluding catastrophes, of 94.0% in the fourth quarter and 92.9% in the full year, improved from 94.3% and 93.8%, respectively

•	Net premiums written(5) up 3.4% in the fourth quarter and 1.6% in the full year, excluding the impact of the UK motor sale on June 30, 2015

•	Continued price increases in Commercial and Personal Lines

•	Net investment income of $74.2 million in the fourth quarter, up 6.0%, and $279.4 million for the year, consistent with full year 2015

•	Book value per share of $67.40, up 1.8% from December 31, 2015; book value per share excluding net unrealized gains on investments(6) of $63.01, up 0.5%

•	During 2016, repurchased approximately 1.3 million shares of common stock for $105.6 million, at an average price of $80.58 per share

•	On December 6, 2016, the Board of Directors increased the quarterly dividend on common shares by 9%, to $0.50 per common share

	Three months ended		Twelve months ended
	December 31		December 31
($ In millions, except per share data and ratios)	2016	2015	2016	2015
Net premiums written(5)	$1,082.0	$1,046.1	$4,698.8	$4,754.2
Operating (loss) income after taxes	(19.7)	80.3	184.4	280.0
per diluted share(2)	(0.46)	1.82	4.27	6.25
Net (loss) income	(13.5)	77.6	155.1	331.5
per diluted share(2)	(0.32)	1.76	3.59	7.40
Net investment income	74.2	70.0	279.4	279.1
Book value per share	$67.40	$66.21	$67.40	$66.21
Ending shares outstanding	42.4	43.0	42.4	43.0
Combined ratio	107.7%	95.0%	98.6%	95.7%
Prior year development ratio	12.3%	(1.6)%	3.0%	(2.0)%
Catastrophe ratio	1.4%	2.3%	2.7%	3.9%
Combined ratio, excluding catastrophes(7)	106.3%	92.7%	95.9%	91.8%
Current accident year combined ratio, excluding catastrophes(3)	94.0%	94.3%	92.9%	93.8%

Fourth Quarter Operating Highlights

Reserve Review

As a result of the fourth quarter comprehensive reserve review, the company recognized domestic unfavorable prior-year reserve development, excluding catastrophes, of $174.1 million, or approximately 5% of domestic net reserves. Aggregate unfavorable development, including development on prior-year catastrophe losses, for the year was $105.4 million, or approximately 2% of total net reserves.

The fourth quarter domestic reserve development was largely driven by an increase in losses in Commercial Lines liability coverages in high-severity claims, as well as higher than anticipated legal defense costs. As a result, the company updated its assumptions, placing greater weight on recently observed increases in severity.

The adverse development in AIX program business primarily related to terminated programs and businesses, and was predominantly due to the general liability and commercial automobile liability coverages. The adverse development in surety was driven by recent large loss activity emergence in contract surety. Additionally, the company recognized unfavorable development in general liability, commercial multiple peril liability lines and commercial auto lines, partially offset by favorable development in the workers’ compensation line. The adverse prior-year reserve development for the personal auto line was primarily due to higher than expected severity in bodily injury coverages. The adverse prior-year development for the “Other” segment reflects an updated third party actuarial study related to run-off voluntary assumed reinsurance pools business.

The following table summarizes reserve actions taken during the quarter for domestic lines of businesses:

($ in millions) unfavorable (favorable)	Net premiums written for the twelve months ended December 2016	Reserve Actions	Primary Accident Years
Commercial multiple peril	$792.9	$43.7	2012 to 2015
Workers’ compensation	285.6	(32.0)	2013 to 2015
Commercial auto	307.1	18.4	2012 to 2014
AIX	200.0	49.6	2011 to 2014
General liability	197.8	45.2	2012 to 2015
Surety	68.2	37.9	2012 to 2015
All other lines	509.9	(1.3)

Other commercial lines	975.9	131.4

Total Commercial Lines	2,361.5	161.5
Auto	953.6	8.2	2013 to 2015
Homeowners and other personal lines	567.6	(3.0)

Total Personal Lines	1,521.2	5.2
Total Other	—	7.4

Total Domestic	$3,882.7	$174.1

Commercial Lines

Commercial Lines operating loss before taxes was $93.3 million, compared to operating income before taxes of $16.8 million in the fourth quarter of 2015. The Commercial Lines combined ratio was 122.8%, compared to 104.0% in the prior-year quarter. Catastrophe losses were $7.6 million, or 1.3 points of the combined ratio, compared to $17.8 million, or 3.2 points, in the prior-year quarter. Net unfavorable prior-year loss reserve development in the fourth quarter of 2016 was $161.5 million, or 27.6 points of the combined ratio, compared to $26.5 million, or 4.7 points, in the fourth quarter of 2015.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(3), improved by 2.2 points, to 93.9%, compared to 96.1% in the prior-year quarter, due to the net underlying improvement in the business, as well as a reduced expense ratio. Current accident year loss ratios for individual lines within Commercial Lines experienced increases and decreases in the quarter, as the company completed 2016 reserve reviews for each line.

Net premiums written were $530.0 million in the quarter, up 3.3% from the prior-year quarter, driven by pricing increases and higher retention. Core Commercial(8) business pricing increases for the fourth quarter were 3.4%, down 0.5 points from the third quarter of 2016.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2016	2015	2016	2015
Net premiums written	$530.0	$513.3	$2,361.5	$2,281.9
Net premiums earned	584.7	563.4	2,318.0	2,227.0
Operating (loss) income before taxes	(93.3)	16.8	35.9	143.3

Loss and LAE ratio	86.8%	66.6%	69.1%	64.0%
Expense ratio(9)	36.0%	37.4%	36.0%	36.4%

Combined ratio	122.8%	104.0%	105.1%	100.4%

Prior year development ratio	27.6%	4.7%	9.6%	2.0%
Catastrophe ratio	1.3%	3.2%	3.0%	4.0%
Combined ratio, excluding catastrophe losses(7)	121.5%	100.8%	102.1%	96.4%
Current accident year combined ratio, excluding catastrophe losses(3)	93.9%	96.1%	92.5%	94.4%

Personal Lines

Personal Lines operating income before taxes was $42.2 million in the quarter, compared to $57.7 million in the fourth quarter of 2015. The Personal Lines combined ratio was 93.4%, compared to 88.8% in the prior-year quarter. Catastrophe losses were $11.7 million, or 3.1 points of the combined ratio, compared to $9.3 million, or 2.6 points, in the prior-year quarter. Fourth quarter 2016 results also reflected net unfavorable prior-year reserve development of $5.2 million, or 1.4 points of the combined ratio, compared to net favorable prior-year reserve development of $13.1 million, or 3.7 points, in the fourth quarter of 2015.

Personal Lines current accident year combined ratio, excluding catastrophe losses(3), was 88.9%, compared to 89.9% in the prior-year quarter, and reflected favorable non-catastrophe weather losses in the homeowners line throughout the year and stable auto results. Additionally, current accident year loss ratios for individual lines experienced decreases and increases in the quarter, as the company completed 2016 reserve reviews for each line. An increase in the expense ratio in the quarter reflects higher agency performance-based compensation, driven by strong profitability in 2016.

Net premiums written were $381.4 million in the quarter, up 6.7% from the prior-year quarter, due to rate increases, increased new business and higher retention. Personal Lines average rate increase in the fourth quarter 2016 was approximately 4.1%, consistent with the third quarter of 2016.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2016	2015	2016	2015
Net premiums written	$381.4	$357.6	$1,521.2	$1,445.6
Net premiums earned	376.7	358.4	1,471.5	1,426.6
Operating income before taxes	42.2	57.7	178.4	149.3

Loss and LAE ratio	63.2%	59.7%	63.6%	66.0%
Expense ratio	30.2%	29.1%	28.7%	28.2%

Combined ratio	93.4%	88.8%	92.3%	94.2%

Prior year development ratio	1.4%	(3.7)%	0.3%	(1.4)%
Catastrophe ratio	3.1%	2.6%	3.2%	5.3%
Combined ratio, excluding catastrophe losses(7)	90.3%	86.2%	89.1%	88.9%
Current accident year combined ratio, excluding catastrophe losses(3)	88.9%	89.9%	88.8%	90.3%

Chaucer

Chaucer’s operating income before taxes was $39.2 million in the quarter, compared to $51.3 million in the fourth quarter of 2015. Chaucer’s combined ratio was 87.3%, compared to 82.0% in the prior-year quarter. Catastrophe losses were a benefit of $3.3 million, or 1.6 points of the combined ratio, reflecting net favorable development on prior-year catastrophe losses, which more than offset current period catastrophe losses. This compared to a benefit of $0.4 million, or 0.2 points, in the prior-year quarter. Fourth quarter 2016 results also reflected net favorable prior-year reserve development on non-catastrophe losses of $30.7 million, or 14.7 points of the combined ratio, compared to $30.8 million, or 14.3 points, in the fourth quarter of 2015.

Chaucer’s current accident year combined ratio, excluding catastrophe losses(3), was 103.6% in the fourth quarter, compared to 96.5% in the prior-year quarter, and reflected higher loss activity in the property and marine lines, higher overall expenses due to unfavorable foreign exchange movements in overseas deposits, and higher brokerage commissions due to changes in business mix.

Net premiums written were $170.6 million in the quarter, down 2.6% from the prior-year quarter, reflecting thoughtful underwriting decisions in continued challenging market conditions in the property and energy lines, partially offset by growth in casualty and marine from recent business initiatives.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Twelve months ended
	December 31		December 31
($ in millions)	2016	2015	2016	2015
Net premiums written(5)	$170.6	$175.2	$816.1	$1,026.7
Net premiums earned	209.0	216.1	838.6	1,051.2
Operating income before taxes	39.2	51.3	126.8	183.7

Loss and LAE ratio	43.4%	40.4%	50.0%	49.2%
Expense ratio	43.9%	41.6%	40.4%	38.3%

Combined ratio	87.3%	82.0%	90.4%	87.5%

Prior year development ratio	(14.7)%	(14.3)%	(11.4)%	(11.4)%
Catastrophe ratio	(1.6)%	(0.2)%	1.0%	1.6%
Combined ratio, excluding catastrophe losses(7)	88.9%	82.2%	89.4%	85.9%
Current accident year combined ratio, excluding catastrophe losses(3)	103.6%	96.5%	100.8%	97.3%

Full Year 2016 Operating Results

Net income for the full year of 2016 was $155.1 million, compares to $331.5 million in 2015. Operating income before taxes and interest expense(10) was $322.8 million for the full year of 2016, reflective of a combined ratio of 98.6%. In 2015, operating income before taxes and interest expense(10) was $466.1 million, and the combined ratio was 95.7%. Operating income, excluding catastrophes(11), was $447.9 million, down from $647.4 million in 2015, driven by the actions taken to strengthen domestic prior-year loss and loss adjustment expense reserves of $235.6 million. The current accident year combined ratio, excluding catastrophe losses(3), was 92.9%, compared to 93.8% in the prior year. This was driven by improved current accident year loss ratios in Commercial and Personal lines, partially offset by a higher current accident year loss ratio at Chaucer.

Commercial Lines operating income before taxes was $35.9 million, which included $70.1 million, or 3.0 points, of catastrophe losses, and $223.0 million, or 9.6 points, of net unfavorable reserve development. In 2015, Commercial Lines operating income before taxes was $143.3 million, which included $88.7 million, or 4.0 points, of catastrophe losses, and $45.2 million, or 2.0 points, of net unfavorable reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses(3), improved by 1.9 points to 92.5%, compared to 94.4% in the prior year, driven by better loss experience, primarily due to pricing and disciplined underwriting actions.

Personal Lines operating income before taxes was $178.4 million, which included $47.0 million, or 3.2 points, of catastrophe losses, and $4.3 million, or 0.3 points, of net unfavorable reserve development. In 2015, Personal Lines operating income before taxes was $149.3 million, which included $75.8 million, or 5.3 points, of catastrophe losses, and $19.7 million, or 1.4 points, of net favorable reserve development. Personal Lines current accident year combined ratio, excluding catastrophe losses(3), improved by 1.5 points to 88.8%, compared to 90.3% in the prior year, driven by lower non-catastrophe weather losses in the homeowners line, as well as earned rate increases, partially offset by higher agency performance-based compensation, consistent with strong results.

Chaucer’s operating income before taxes was $126.8 million, which included $8.0 million, or 1.0 point, of catastrophe losses, and $95.3 million, or 11.4 points, of net favorable reserve development. In 2015, Chaucer’s operating income before taxes was $183.7 million, which included $16.8 million, or 1.6 points, of catastrophe losses, and $120.1 million, or 11.4 points, of net favorable reserve development. Chaucer’s results were impacted by unfavorable foreign exchange movement of $22.7 million in 2016, compared to favorable $8.3 million in 2015. Chaucer’s current accident year combined ratio, excluding catastrophes(3), increased by 3.5 points to 100.8%, compared to 97.3% in the prior year, driven by elevated large loss activity and higher overall expenses due to increased brokerage commissions from a change in business mix.

Total net premiums written(5) were $4.7 billion in 2016, up 1.6% from 2015, excluding the effect of the UK motor sale on June 30, 2015. This was driven by higher domestic net premiums written, which increased by 4.2% in 2016, primarily driven by pricing and retention increases in both Commercial and Personal Lines, as well as new business growth in Personal Lines. The increase was partially offset by lower net premiums at Chaucer, as the company used reinsurance more extensively in light of soft market conditions at Lloyd’s and reduced its exposure to the energy markets due to unattractive industry conditions.

Investments

Net investment income was $74.2 million for the fourth quarter of 2016, compared to $70.0 million in the prior-year period. For the full year, net investment income was $279.4 million, compared to $279.1 million in 2015. The increase in both periods was primarily due to the investment of higher net cash flows and additional income from other asset classes, such as commercial mortgage loan participations, partnerships and equities. These were partially offset by the impact of lower fixed income yields, and for the full year, by the transfer of the UK motor business and related investment assets in 2015. The average pre-tax earned yield on fixed maturities was 3.44% and 3.63% for the quarters ended December 31, 2016 and 2015, respectively, and 3.51% and 3.61% for the full year 2016 and 2015, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2016 was 3.40%, down from the prior-year quarter yield of 3.47%. For the full year, total pre-tax earned yield was 3.38% compared to 3.44% for 2015.

Net realized investment gains were $3.6 million in the fourth quarter of 2016, including $1.9 million of impairment charges. In the fourth quarter of 2015, net realized investment losses were $10.5 million, including $18.0 million of impairment charges. For the full year 2016, net realized investment gains were $8.6 million, including $27.9 million of impairment charges, compared to net realized gains of $19.5 million, including $26.8 million of impairment charges, in 2015.

The company held $8.7 billion in cash and invested assets on December 31, 2016. Fixed maturities and cash represented 87% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains decreased by $196.0 million during the fourth quarter of 2016, to $186.1 million at December 31, 2016, from $382.1 million at September 30, 2016, driven by rising interest rates. During the full year 2016, net unrealized investment gains increased $85.2 million, primarily due to narrowing credit spreads.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $67.40, up 1.8% from December 31, 2015, primarily driven by earnings accretion.

During 2016, the company repurchased approximately 1.3 million shares of common stock for $105.6 million, at an average price of $80.58 per share. On February 1, the company had $184 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Friday, February 3, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-866-318-8611; if calling internationally, please dial 1- 617-399-5130; conference code: 74286574. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Investor Day

The Hanover will hold its Investor Day meeting on Thursday, February 23, beginning at 9:00 a.m. ET. The meeting will be broadcast live through the company’s website at www.hanover.com.

Financial Supplement

The Hanover’s fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

($ in millions)	December 31 2016	December 31 2015
Assets
Total investments	$8,449.5	$7,953.4
Cash and cash equivalents	282.6	338.8
Premiums and accounts receivable, net	1,438.1	1,391.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,611.8	2,635.0
Other assets	1,438.4	1,462.3

Total assets	14,220.4	13,781.2

Liabilities
Loss and loss adjustment expense reserves	6,949.4	6,574.4
Unearned premiums	2,561.0	2,540.8
Debt	786.4	803.1
Other liabilities	1,066.1	1,018.5

Total liabilities	11,362.9	10,936.8

Total shareholders’ equity	2,857.5	2,844.4

Total liabilities and shareholders’ equity	$14,220.4	$13,781.2

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended December 31		Twelve months ended December 31
($ in millions)	2016	2015	2016	2015
REVENUES
Premiums earned	$1,170.4	$1,137.9	$4,628.1	$4,704.8
Net investment income	74.2	70.0	279.4	279.1
Net realized investment gains (losses)	3.6	(10.5)	8.6	19.5
Fees and other income	6.8	7.3	29.7	30.6

Total revenues	1,255.0	1,204.7	4,945.8	5,034.0

LOSSES AND EXPENSES
Losses and loss adjustment expenses	843.4	675.4	2,964.7	2,884.1
Amortization of deferred acquisition costs	263.8	251.6	1,035.2	1,033.2
Interest expense	12.1	14.7	54.9	60.6
Loss (gain) on disposal of UK motor business	0.2	(0.7)	(1.1)	(38.4)
Net loss from repayment of debt	2.2	—	88.3	24.1
Other operating expenses	166.1	164.3	611.5	631.0

Total losses and expenses	1,287.8	1,105.3	4,753.5	4,594.6

Income (loss) from continuing operations before income taxes	(32.8)	99.4	192.3	439.4
Income tax expense (benefit)	(20.6)	21.6	36.2	108.6

Income (loss) from continuing operations	(12.2)	77.8	156.1	330.8
Discontinued operations	(1.3)	(0.2)	(1.0)	0.7

Net income (loss)	$(13.5)	$77.6	$155.1	$331.5

The following is a reconciliation from operating income to net income(12):

The Hanover Insurance Group, Inc.

	Three months ended December 31				Twelve months ended December 31
	2016		2015		2016		2015
($ In millions, except per share data)	$ Amount	Per Share Diluted(2)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
OPERATING INCOME (LOSS)
Commercial Lines	($93.3)		$16.8		$35.9		$143.3
Personal Lines	42.2		57.7		178.4		149.3
Chaucer	39.2		51.3		126.8		183.7
Other	(10.2)		(2.2)		(18.3)		(10.2)

Total (operating income before interest and taxes)	(22.1)		123.6		322.8		466.1
Interest expense	(12.1)		(14.7)		(54.9)		(60.6)

Operating (loss) income before income taxes	(34.2)	($0.81)	108.9	$2.47	267.9	$6.20	405.5	$9.05
Income tax benefit (expense) on operating (loss) income	14.5	0.35	(28.6)	(0.65)	(83.5)	(1.93)	(125.5)	(2.80)

Operating (loss) income after income taxes	(19.7)	(0.46)	80.3	1.82	184.4	4.27	280.0	6.25
Gain on disposal of U.K motor business, net of tax	—	—	0.3	0.01	0.9	0.02	40.6	0.91
Other non-operating items:
Net realized investment gains (losses)	3.6	0.08	(10.5)	(0.24)	8.6	0.20	19.5	0.43
Loss from repayment of debt	(2.2)	(0.05)	—	—	(88.3)	(2.05)	(24.1)	(0.54)
Other	0.2	—	0.3	0.01	3.0	0.07	0.1	0.01
Income tax benefit on other non-operating items	5.9	0.14	7.4	0.16	47.5	1.10	14.7	0.33

Income (loss) from continuing operations, net of taxes	(12.2)	(0.29)	77.8	1.76	156.1	3.61	330.8	7.39
Discontinued operations, net of taxes	(1.3)	(0.03)	(0.2)	—	(1.0)	(0.02)	0.7	0.01

Net (loss) income	$(13.5)	$(0.32)	$77.6	$1.76	$155.1	$3.59	$331.5	$7.40

Weighted average shares outstanding		42.5		44.1		43.2		44.8

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, “forward-looking statements” include statements in this press release or in such conference call regarding business issues we believe we have successfully addressed in the recent past; confidence in the existing portfolio and in the on-going trend in underwriting improvement and business growth; confidence in the ability to deliver acceptable profit levels in commercial auto; comfort with AIX’s business and the quality of our Personal Lines business; the strength of reserves and the balance sheet, and the adequacy of current and prior-year reserve actions, following the actuarial reserving review in the fourth quarter 2016, including conservatism in professional liability, surety and other lines and Chaucer; confidence in the go-forward business portfolio; the ability to achieve target profit and the ultimate accuracy of best estimate reserves for current or prior-periods; our ability to achieve financial goals and generate strong earnings; prospects for margin expansion through rate, risk selection and expense actions; ability to leverage our agency distribution network to expand shelf space with existing agents and generate growth, including the expansion of commercial offerings through industry segmentation and specialty development; pricing compared to long-term loss trends; future trends of commercial multi-peril liability claims or relating to AIX program business; frequency and severity trends in personal and commercial auto; ability to leverage pricing, business mix, profit actions in underperforming lines of business, and expense ratio improvement to drive commercial growth and profitability improvement; success of technology and service platform investments, and state and product expansion in Personal Lines; success of The Hanover Platinum Experience penetration to generate better margins, retention and lifetime value; ability to capture the emerging-affluent market; pricing and retention trends; impact of bodily injury and collision severity trends on auto rates; the potential impact of capital actions and business investments; effects and volatility of pound sterling and other currencies on earnings; impact of commodity prices on future earnings in light of Chaucer’s trade credit business; success of the proposed non-Lloyd’s platform in Dublin; the ability to manage the cyclical nature of Chaucer’s business, challenging market conditions, and long-term financial targets; the ability to maintain long-term profitability and leverage underwriting intellectual property, and international reach to uphold relevancy and position at Chaucer; success of Chaucer’s business initiatives to offset topline headwinds; share repurchases; the outcome of the key tenets of our strategy, including leveraging the strengths of the core agency business, expanding and growing specialty capabilities, and innovating new business models and technologies; increased income from expected “higher yielding assets;” impact of low new money yields and low interest rates on earnings; volatility in unrealized gains; and changes to investment approach, including participation in the tax-exempt space, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial, economic and political environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company’s annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the Company’s Annual Report for the year ended December 31, 2015 (page 46 of the 2015 Form 10-K), The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2015 Annual Report on pages 78-80 (pages 80-82 of the 2015 Form 10-K).

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and twelve months ended December 31, 2016 and 2015 is set forth in the table on page 10 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, property, energy, and casualty. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, property, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1) Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the most directly comparable GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 10 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2) Per diluted share amounts in the fourth quarter of 2016 exclude common stock equivalents, since the impact of these instruments was anti-dilutive.

(3) Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. A reconciliation of this measure to the GAAP combined ratio is provided on pages 2, 4, 5 and 6, as well as in endnote (4) below. This measure is also used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4) The following is a reconciliation of current accident year combined ratio, excluding catastrophe losses, to total combined ratio:

	Twelve months ended December 31, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Current accident year combined ratio,excluding catastrophe losses	92.5%	88.8%	91.1%	100.8%	92.9%
Prior year development ratio	9.6%	0.3%	6.2%	(11.4)%	3.0%
Catastrophe ratio	3.0%	3.2%	3.1%	1.0%	2.7%

Total Combined Ratio	105.1%	92.3%	100.4%	90.4%	98.6%

	Twelve months ended December 31, 2015
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Consolidated
Current accident year combined ratio,excluding catastrophe losses	94.4%	90.3%	92.8%	97.3%	93.8%
Prior year development ratio	2.0%	(1.4)%	0.7%	(11.4)%	(2.0)%
Catastrophe ratio	4.0%	5.3%	4.5%	1.6%	3.9%

Total Combined Ratio	100.4%	94.2%	98.0%	87.5%	95.7%

(5) Net premiums written for Chaucer as reported for the twelve months ended December 31, 2015 do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the UK motor business. This transfer of unearned premium reserves is part of the disposition of the UK motor business and has no impact on net premiums earned.

Reconciliation of net premiums written including UK motor transfer:

	Chaucer	Consolidated
($ in millions)	Twelve months ended December 31, 2015	Twelve months ended December 31, 2015
Net premiums written:
Prior to the UK motor transfer	$1,026.7	$4,754.2
Ceded as part of the UK motor transfer	(137.4)	(137.4)

Total net premiums written including UK motor transfer	$889.3	$4,616.8

(6) The following is a reconciliation of book value per share, excluding net unrealized gains on investments:

	Twelve months ended December 31
	2016	2015
Book Value Per Share, excluding net unrealized gains on investments	$63.01	$62.72
Net unrealized gains on investments	4.39	3.49

Book Value Per Share	$67.40	$66.21

(7) Combined ratio, excluding catastrophes (catastrophe losses as discussed here and in all other measures include catastrophe loss development), is a non-GAAP measure. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of this measure to the GAAP measure for each of the Commercial Lines, Personal Lines and Chaucer segments is provided in the table which follows the discussion of each respective segment’s results. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(8) Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 8 and 9 of the Fourth Quarter 2016 Financial Supplement.

	Three months ended			Twelve months ended
	December 31, 2016			December 31, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net Premiums Written	$305.4	$224.6	$530.0	$1,385.6	$975.9	$2,361.5
Net Premiums Earned	$344.6	$240.1	$584.7	$1,353.1	$964.9	$2,318.0

	Three months ended			Twelve months ended
	December 31, 2015			December 31, 2015
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net Premiums Written	$294.5	$218.8	$513.3	$1,326.4	$955.5	$2,281.9
Net Premiums Earned	$331.0	$232.4	$563.4	$1,299.8	$927.2	$2,227.0

(9) Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(10) See note endnote (1) above and the table on page 10.

(11) The following is a reconciliation of operating income, excluding catastrophe losses to operating income:

	Twelve months ended
	December 31, 2016
($ in millions)	Commercial Lines	Personal Lines	Chaucer	Other	Total
Operating income (loss)	$35.9	$178.4	$126.8	$(18.3)	$322.8
Catastrophe losses	70.1	47.0	8.0	—	125.1

Operating income (loss), excluding catastrophes	$106.0	$225.4	$134.8	$(18.3)	$447.9

	Twelve months ended
	December 31, 2015
($ in millions)	Commercial Lines	Personal Lines	Chaucer	Other	Total
Operating income (loss)	$143.3	$149.3	$183.7	$(10.2)	$466.1
Catastrophe losses	88.7	75.8	16.8	—	181.3

Operating income (loss), excluding catastrophes	$232.0	$225.1	$200.5	$(10.2)	$647.4

(12) The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.